Exhibit 4.16

SECURITY ACCESSION DEED

THIS SECURITY ACCESSION DEED is made on 25 June 2021

BETWEEN:

(1)
PAYSAFE FINANCE PLC, a public limited company incorporated in England and Wales with registered number 13437058 (the “New Chargor”); and
(2)
LUCID TRUSTEE SERVICES LIMITED as Security Agent for itself and the other Secured Parties (the “Security Agent”).

RECITAL:

This deed is supplemental to a debenture dated 24 June 2021 between, amongst others, the Chargors named therein and the Security Agent, as previously supplemented and amended by earlier Security Accession Deeds (if any) (the “Debenture”).

NOW THIS DEED WITNESSES as follows:

a.
INTERPRETATION
i.
Definitions

Terms defined in the Debenture shall have the same meaning when used in this deed.

ii.
Construction

Clauses 1.2 (Construction) to 1.5 (Miscellaneous) of the Debenture will be deemed to be set out in full in this deed, but as if references in those clauses to the Debenture were references to this deed.

b.
ACCESSION OF NEW CHARGOR
i.
Accession

The New Chargor agrees to be a Chargor for the purposes of the Debenture with immediate effect and agrees to be bound by all of the terms of the Debenture as if it had originally been a party to it as a Chargor.

ii.
Covenant to pay

Subject to any limits on its liability specified in the Secured Debt Documents, the New Chargor as primary obligor and not merely as surety covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay or discharge the Secured Obligations when they fall due in the manner provided for in the relevant Secured Debt Document.

iii.
Specific Security

Subject to Clause 2.6 (Property restricting charging), the New Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent with full title guarantee the following assets from time to time owned by it or in which it has an interest by way of first fixed charge:

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1.
all of its right, title and interest in its Intellectual Property;
2.
all of its right, title and interest in the Equipment and all corresponding Related Rights;
3.
all the Investments, Shares and all corresponding Related Rights;
4.
all Trading Receivables and all rights and claims against third parties and against any security in respect of those Trading Receivables;
5.
all Other Debts and all rights and claims against third parties against any security in respect of those Other Debts;
6.
all monies standing to the credit of the Accounts and all corresponding Related Rights;
7.
the benefit of all licences, consents and agreements held by it in connection with the use of any of its assets;
8.
all rights, title and interests from time to time in and to its goodwill and uncalled capital; and
9.
if not effectively assigned by Clause 2.5 (Security assignment), all its rights, title and interest in (and claims under) the Insurance Policies and the Assigned Agreements.
iv.
Floating charge
1.
As further continuing security for the payment of the Secured Obligations, the New Chargor charges with full title guarantee in favour of the Security Agent by way of first floating charge all its present and future assets and rights together with all corresponding Related Rights including to the extent not effectively charged by way of fixed charge under Clause 2.3 (Specific Security) or assigned under Clause 2.5 (Security assignment).
2.
The floating charge created by the New Chargor pursuant to paragraph (a) of this Clause 2.4 shall be deferred in point of priority to all fixed Security constituted by this Debenture.
3.
The floating charge created by the New Chargor pursuant to paragraph (a) of this Clause 2.4 is a “qualifying floating charge” for the purposes of paragraph 14 of Schedule B1 to the Insolvency Act 1986.
v.
Security assignment

Subject to Clause 2.6 (Property restricting charging):

1.
as further continuing security for the payment of the Secured Obligations, the New Chargor assigns by way of security absolutely with full title guarantee to the Security Agent all its rights, title and interest in the Assigned Agreements to which it is a party, subject in each case to reassignment by the Security Agent to the New Chargor of all such rights, title and interest on the Final Discharge Date; and
2.
until an Acceleration Event has occurred which is continuing, but subject to Clause 7.3 (Assigned Agreements) of the Debenture and the Secured Debt Documents, the New Chargor may continue to deal with the counterparties to the relevant Assigned Agreements and, for the avoidance of doubt, shall be entitled to receive the proceeds of any claim under the Insurance Policies and the Assigned Agreements.

vi.
Property restricting charging

For the avoidance of doubt, all and any Excluded Assets owned by the New Chargor or in which the New Chargor has any interest shall be excluded from the charge created by Clause 2.3 (Specific Security), Clause 2.5 (Security assignment) and from the operation of Clause 4 (Further Assurance) of the Debenture.

vii.
Consent of existing Chargors

The existing Chargors agree to the terms of this deed and agree that its execution will in no way prejudice or affect the security granted by each of them under (and covenants given by each of them in) the Debenture.

viii.
Construction of Debenture

The Debenture and this deed shall be read together as one instrument on the basis that references in the Debenture to “this deed” or “this Debenture” will be deemed to include this deed.

c.
GOVERNING LAW and Jurisdiction
(a)
This deed (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this deed or its formation) and obligations of the Parties hereto and any matter, claim or dispute arising out of or in connection with this deed (including any non-contractual claims arising out of or in association with it) shall be governed by and construed in accordance with English law.
(b)
Subject to paragraph (c) below, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this deed, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this deed) (a “Dispute”). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
(c)
The New Chargor agrees that a judgment or order of any court referred to in this Clause 3 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS whereof this deed has been duly executed on the date first above written.

1.

SHARES AND INVESTMENTS
3.

Name of Chargor which holds the shares	Name of company issuing shares	Number and class of shares

None as at the date of this deed.

2.

ACCOUNTS

Name of Chargor	Name and address of institution at which account is held	Currency of account	Account number	BIC

None as at the date of this deed.

3.

INSURANCE POLICIES

Name of Chargor	Insurer	Policy Number	Type of Risk Insured

None as at the date of this deed.

SIGNATORIES TO DEED OF ACCESSION

THE NEW CHARGOR

EXECUTED as a DEED by
PAYSAFE FINANCE PLC acting by:

Elliott Wiseman as Director: /s/ Elliott Wiseman

Witness: /s/ Harpal O’Shea

Name: Harpal O’Shea

Address: 25 Canada Square London E14

Occupation: Executive Legal Assistant

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THE SECURITY AGENT

EXECUTED as a DEED by
LUCID TRUSTEE SERVICES LIMITED acting by:

Caroline Horvath-Franco as Authorised Signatory: /s/ Caroline Horvath-Franco

Witness: /s/ Sean Rutter

Name: Sean Rutter

Address: 42 Florence Close, Essex, CM13 3FQ

Occupation: Underwriter

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